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Filed Pursuant to Rule 424(b)(3)
Registration No. 333-125014

1,405,327 SHARES

VCAMPUS CORPORATION
COMMON STOCK

        The stockholders of VCampus Corporation listed herein are offering and selling from time to time up to 1,405,327 shares of our common stock under this resale prospectus. We will not receive any proceeds from the sale of the shares.

        Our common stock is traded on the Nasdaq SmallCap Market under the symbol "VCMP." On May 27, 2005, the last sale price of our common stock on the Nasdaq SmallCap Market was $1.05 per share.

        The selling stockholders may offer the shares through public or private transactions, on or off the Nasdaq SmallCap Market, at prevailing market prices or at privately negotiated prices. See "Plan of Distribution."

        Investing in our common stock involves risks. See "Risk Factors" beginning on page 5.

        Neither the SEC nor any state securities commission has approved or disapproved our securities or determined that this prospectus is truthful or complete. It is illegal for anyone to tell you otherwise.

The date of this prospectus is May 31, 2005.

Prospectus Summary

About VCampus

        VCampus Corporation is a provider of outsourced e-Learning services. We develop courseware and manage and host Internet-based learning environments for professional credentialing and certification organizations, corporations, government agencies, and associations. Our services cover a broad range of e-Learning programs, from registration, enrollment and payment processing to course development and delivery, as well as tracking of students' progress, reporting of results and production of certificates of completion. VCampus was incorporated in Virginia in July 1984 and reincorporated in Delaware in March 1985.

        Through proprietary software, we provide customers with comprehensive services on an outsourced, or hosted, basis. Our goal is to be the leading service provider of integrated e-Learning services by helping customers improve their performance and achieve their goals. We believe that our outsourced hosting approach to web-based e-Learning services provides significant business advantages to our customers.

        During the past year, we shifted our emphasis to focus on our Select Partner™ program business model and away from our former, or Legacy, business model. Under the Select Partner program, we develop online courses for Select Partners that provide professional credentials or certifications or the training for such credentials and certifications that are demanded by the markets served by their members or target audiences. We design and build courses based upon each Select Partner's existing course materials and/or content, which they have historically delivered or published in a traditional textbook or classroom-based manner, and convert them into interactive, e-Learning courses at our expense. In return, each Select Partner generally enters into an exclusive, long-term contract for VCampus to host and deliver the courses to the Select Partner's members or target audience. As part of this program, we share the gross revenue generated from these courses with the Select Partner.

        We also maintain customers under our Legacy business model. Under this model, we charge customers a relatively low upfront fee to establish a customized virtual campus, or "VCampus," and then charge customers on either a subscription (set fee per period) or usage (charge for actual courses delivered) basis. We expect to transition the majority of our business to the Select Partner model over the next 12-18 months and exit our Legacy business within five years. Approximately 4% of our revenue in 2004 was derived from the Select Partner model and 96% from our Legacy business. We anticipate that the percentage of revenue from Select Partner courses will increase over time as the program matures and the Legacy business stabilizes.

        Under the Select Partner model, we target the market for professional and technical credentials, certifications and continuing education supporting those certifications and credentials. Our primary marketing goals are to identify and partner with certification and credentialing organizations with:

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  10,000 or more memberships;

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  successful instructor-led education programs; and

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  minimal online education presence.

        We offer these organizations the opportunity to grow their revenues by leveraging and scaling their existing instructor-led programs through our outsourced e-Learning offering. Under a typical Select Partner agreement, we enter into an exclusive e-Learning relationship with the partner for five years, and we typically share the revenue from online sales equally with the partner in return for our development of the courses from the partner's content. Typically, there is no charge to the partner for the course development except for the cost of providing subject matter experts to assist in design, development and review of the online course. VCampus and the partner typically co-own the completed online course. The Select Partners can therefore repurpose their highly-demanded training

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courses for online delivery to enhance and support their professional development programs. The Select Partners benefit from our expert course development, publishing, hosting, e-commerce, reporting and account support and marketing services at little to no upfront cost to them. We enable these organizations to add online learning quickly, efficiently and inexpensively. The Select Partner program enables us to reach these targeted markets through courses exclusively available on our platform. We believe our application service provider, or ASP, model is particularly well suited to our target audience, because most learners are "outside the firewall." In contrast, most other popular learning management systems, or LMS, are built for "behind the firewall" use, and thus require capital and operating expenses not required for our usage-priced ASP system.

        As of March 2005, we had 11 Select Partners, through which we have released a total of nine courses. We are currently developing four additional Select Partner courses for release. Under this program, we have delivered more than 1,600 courses since completion of the pilot program in the fall of 2003.

        Under our Legacy business model, our primary target markets are the corporate, government and association member training markets. Since we are phasing out of and plan to ultimately exit the Legacy model, we no longer devote significant resources to marketing to this market broadly. Instead, we focus our sales efforts on expanding revenue from our current Legacy customers as well as pursuing promising leads and referrals that come to our attention.

        As of March 2005, under the Legacy model we offer more than 5,000 online course titles and have delivered more than 2.9 million courses to more than 920,000 desktops/users since inception of the program in 1997.

        Our principal executive offices are located at 1850 Centennial Park Drive, Suite 200, Reston, Virginia 20191, and our telephone number at that address is (703) 893-7800.

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The Offering

Shares of common stock offered by us	None
Shares of common stock which may be sold by the selling stockholders	1,405,327(1)
Use of proceeds	We will not receive any proceeds from the resale of shares offered hereby, all of which proceeds will be paid to the selling stockholders
Risk factors	The purchase of our common stock involves a high degree of risk. You should carefully review and consider "Risk Factors" beginning on page 5.
Nasdaq SmallCap Market Trading Symbol	VCMP

(1)
Consists of: (a) 641,562 shares of common stock; and (b) 763,765 shares of common stock issued or issuable upon exercise of outstanding warrants.

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RISK FACTORS

        You should be aware that there are various risks to an investment in our common stock, including those described below. You should carefully consider these risk factors, together with all of the other information included in this prospectus, before you decide to invest in shares of our common stock.

        If any of the following risks, or other risks not presently known to us or that we currently believe to not be significant, develop into actual events, then our business, financial condition, results of operations or prospects could be materially adversely affected. If that happens, the market price of our common stock could decline, and you may lose all or part of your investment.

        This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed in this prospectus. Factors that could cause or contribute to these differences include, but are not limited to, those discussed below and elsewhere in this prospectus, and in any documents incorporated in this prospectus by reference.

        We have incurred losses and anticipate future losses, which could have an adverse impact on the trading price of our common stock.    We have incurred significant losses since our inception in 1984, including net losses attributable to common stockholders of $7.1 million, $6.2 million and $6.6 million for the years ended December 31, 2002, 2003 and 2004. As of December 31, 2004, we had an accumulated deficit of $97.0 million, stockholders' equity of $4.8 million and a working capital of $1.8 million. We expect losses from operations to continue until our online revenue stream matures. For these and other reasons, we cannot assure you that we will ever operate profitably, which could have an adverse impact on the trading price of the shares held by our stockholders.

        If we do not have the resources to meet our business objective, we might not survive or be successful.    Our key objective is to be one of the leading providers of outsourced e-Learning services. Pursuing this objective may significantly strain our administrative, operational and financial resources. We cannot assure you that we will have the operational, financial and other resources to the extent required to meet our business objective, which means we might not survive or be successful.

        Failure to raise additional capital, as and when needed, could prevent us from executing our business strategy and could prevent us from maintaining compliance with Nasdaq listing standards.    If we are not able to generate sufficient cash for ongoing operations, we will need to raise additional funds through public or private sale of our equity or debt securities or from other sources for the following purposes:

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  to build our core online business and execute on our Select Partner business model;

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  to fund our operating expenses; and

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  to maintain compliance with Nasdaq listing requirements.

        We cannot assure you that additional funds will be available if and when we need them, or that if funds are available, they will be on terms favorable to us and our stockholders. If we are unable to obtain sufficient funds or if adequate funds are not available on terms acceptable to us, we may be unable to meet our business objectives. A lack of sufficient funds could also prevent us from taking advantage of important opportunities or being able to respond to competitive conditions. Any of these results could have a material adverse effect on our business, financial condition and results of operations.

        Our need to raise additional funds could also directly and adversely affect stockholder investment in our common stock in another way. When a company raises funds by issuing shares of stock, particularly at a discount to the market price, the percentage ownership of the existing stockholders of that company is reduced, or diluted. If we raise funds in the future by issuing additional shares of stock (as we have in the past), stockholders may experience significant dilution in the value of their shares. Additionally, certain types of equity securities that we have issued in the past and may issue in the future could have rights, preferences or privileges senior to the rights of the holders of our common stock.

        We have in the past and may in the future fund the Company with debt obligations which typically require payment of principal and interest in cash, therefore, reducing the cash we would have available to meet operating requirements. We must begin making quarterly principal and interest payments in cash on our outstanding convertible debt beginning in July 2005. Cash payments for principal under these notes are $111,000 per quarter through the maturity date in April 2009. Initial cash payments for interest under these notes are approximately $32,000 per quarter beginning July 2005 and will gradually be reduced as the principal is paid down. Additionally, debt obligations may make additional financing offerings more difficult to enter into which may result in less favorable terms for us.

        If we fail to maintain compliance with our Nasdaq SmallCap Market listing, the value and liquidity of our shares could be impaired.    Our common stock is currently listed on the Nasdaq SmallCap Market. Nasdaq has certain requirements that a company must meet in order to remain listed on the Nasdaq SmallCap Market. If we continue to experience losses from our operations or if we are unable to raise additional funds as needed, we may not be able to maintain compliance with the minimum $2.5 million stockholders' equity requirement for continued listing on the Nasdaq SmallCap Market. At December 31, 2004, our stockholders' equity was $4.8 million.

        The Nasdaq SmallCap Market and the Nasdaq Over-the-Counter Bulletin Board are significantly less active markets than the Nasdaq National Market. Stockholders could find it more difficult to dispose of their shares of our common stock than if our common stock were listed on the Nasdaq National Market.

        If our common stock were delisted from the Nasdaq SmallCap Market, it could be more difficult for us to obtain other sources of financing in the future. Moreover, if our common stock were delisted from the Nasdaq SmallCap Market, our stock could be subject to what are known as the "penny stock" rules. The "penny stock" rules place additional requirements on broker-dealers who sell or make a market in such securities. Consequently, if we were removed from the Nasdaq SmallCap Market, the ability or willingness of broker-dealers to sell or make a market in our common stock could decline. As a result, the ability of our stockholders to resell their shares, and the price at which they could sell their shares, of our common stock could be adversely affected. If our common stock were delisted from the Nasdaq SmallCap Market, it could be more difficult for us to retain existing and obtain new customers. The ability to continue to form new strategic relationships may be negatively impacted. As a result, delisting could result in a negative impact on our customer base and revenue, and, consequently, a negative impact on stockholder value.

        The large number of our shares eligible for future sale could have an adverse impact on the market price of our common stock.    A large number of shares of common stock already outstanding, along with shares issuable upon exercise of options or warrants or conversion of convertible notes, are eligible for resale, which may adversely affect the market price of our common stock. As of March 1, 2005, we had 8,507,804 shares of common stock outstanding, another 1,311,354 shares were issuable upon conversion of convertible notes and another 4,375,457 shares were issuable upon exercise of outstanding warrants and options. Substantially all of the shares subject to outstanding warrants and options will, when issued upon exercise, be available for immediate resale in the public market pursuant to currently effective registration statements under the Securities Act of 1933, as amended, or pursuant to Rule 701 or Rule 144 promulgated thereunder. Some of the shares that are or will be eligible for future sale have been or will be issued at discounts to the market price of our common stock on the date of issuance.

        In March 2005, we issued 641,562 shares of common stock and warrants to purchase a total of 763,765 shares of common stock in a private placement financing and agreed to register the resale of all of these shares by as early as the end of May 2005. We have agreed to register for resale all of the shares of common stock issued or issuable in connection with our March 2005 financing. Resales or the prospect of resales of these shares may have an adverse effect on the market price of our common stock.

        Our substantial dependence on third-party relationships could impair our ability to achieve our business objectives and serve our customers.    We rely on maintaining and developing relationships with customers, professional credentialing and certification organizations and other businesses that provide content for our products and services, corporations, government agencies, and associations and with companies that provide the Internet and related telecommunications services used to distribute our products and services to customers.

        We have relationships with a number of customers, professional credentialing and certification organizations and other businesses that provide us with course content for our online products and services, as well as access to their members who are the ultimate end users of our products. Some of the agreements we have entered into with these content providers limit our use of their course content, some do not cover use of any future course content and most may be terminated by either party upon breach of the agreement by the other party or bankruptcy of the other party. Our ASP-based business model is not compatible with the business models of certain content providers which may lead them to terminate the future licensing of existing and new course content to us or fail to make this content available to us at commercially reasonable rates or terms necessary for success under our business model. Given our plans to introduce additional online courses in the future, we will need to license new course content from existing and prospective content providers. However we might not be able to maintain and modify, if necessary, our existing agreements with content providers, or successfully negotiate agreements with prospective content providers. If the fees we pay and/or the expenses we incur to acquire or distribute content increase, our operating costs and results of operations could be adversely affected. We might not be able to license or otherwise acquire course content at commercially reasonable rates or at all.

        We have licensed a Learning Management System from a third party provider under an agreement that expires on December 31, 2006. If the provider does not perform on the contract, does not continue to upgrade and maintain the LMS, does not renew the agreement with VCampus or in some other way impairs our ability to provide the LMS to our customers, our ability to compete would be adversely affected.

        We depend heavily on third-party providers of Internet and related telecommunications services. In order to reach customers, our products and services have to be compatible with the web browsers they typically use. Our customers have access to us through their arrangements with Internet service providers.

        For our customers, the professional credentialing and certification organizations and other businesses that provide content for our products and services, the companies that provide the Internet and related telecommunications services used to distribute our products and services to customers, and the web-site operators that provide links to our company web-sites, we cannot assure you that:

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  they regard their relationships with us as sufficiently important to their own businesses and operations;

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  they will not reassess their commitment to our products or services at any time in the future;

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  they will not develop their own competitive products or services;

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  the products or services by which they provide access or links to our products or services will achieve market acceptance or commercial success; or

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  our relationships with them will result in successful product or service offerings or generate significant revenues.

        If one or more of these entities fail to achieve or maintain market acceptance or commercial success, or if one or more of the entities that do succeed decide to end their relationship with us, we might not be able to generate sufficient revenues to be successful and stockholder investment would be impaired.

        We operate in a highly competitive industry and may not be able to compete effectively.    The market for online educational and training products and services is highly competitive and we expect that competition will continue to intensify. There are no substantial barriers to entry into our business, and we expect that established and new entities will enter the market for online educational and training products and services in the near future.

        A number of our existing competitors, as well as a number of potential new competitors (including some of our strategic partners), have longer operating histories, greater name recognition, larger customer bases, more diversified lines of products and services and significantly greater resources than we do. Such competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to potential customers. In the past few years, a number of our customers have demanded upgrades to our technology platform. Our relatively limited capital resources might not afford us a full opportunity to meet these demands. Recently, we have noticed that some of the more widely available online course offerings, particularly those targeted to the corporate training market, are increasingly competing primarily on price, which commoditization drives down margins for all competitors in our industry. In competing against us, our strategic partners could use information obtained from us to gain an additional competitive advantage over us. Our current and potential competitors might develop products and services that are superior to ours or that achieve greater market acceptance than ours. We might not compete effectively and competitive pressures might prevent us from acquiring and maintaining the customer base necessary for us to be successful.

        As the revenue potential for online delivery of educational and training courses continues to grow, the market is likely to attract a number of large, well capitalized competitors seeking to diversify their revenue streams into this market. Not only will some of these potential competitors be well capitalized and be willing to operate in the market at a loss to build market share, they may also acquire and/or substantially fund our other competitors which could weaken demand for our products and make it more difficult for us to reach or even prevent us from reaching profitability.

        The loss of services of any member of our key personnel could prevent us from adequately executing on our business strategy.    Our future success depends on the continued contributions of our key senior management personnel, consisting of Narasimhan Kannan, Chief Executive Officer, Christopher Nelson, Chief Financial Officer, Ronald Freedman, Senior Vice President of Worldwide Sales and Marketing, Laura Friedman, Vice President—Co-Publishing and Tamer Ali, Vice President of Technology, some of whom have worked together for only a short period of time. We do not maintain "key man" life insurance on any of our executive officers. The loss of services of any of our key management personnel, whether through resignation or other causes, or the inability to attract qualified personnel as needed, could prevent us from adequately executing our business strategy.

        Our results of operations have fluctuated significantly from period to period, and a failure to meet the expectations of investors or the financial community at large could result in a decline in our stock price.    Our expense levels are based in part on our expectations as to future revenues. Quarterly sales and operating results generally depend on the online revenues and development and other revenues, which are difficult to forecast. In addition, past results have shown our business to be subject to a material adverse seasonality associated with the large number of holidays in the calendar fourth quarter. We may not be able to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant revenue shortfall would have an immediate adverse impact on our business and financial condition.

        Our operating results may fluctuate significantly in the future as a result of a variety of factors, some of which are outside of our control. These factors include:

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  demand for online education and especially the demand for professional certification and continuing education;

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  the budgeting cycles of customers, particularly in the government sector;

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  seasonality of revenues corresponding to holidays in the United States;

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  capital expenditures and other costs relating to the expansion of operations;

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  the introduction of new products or services by us or our competitors;

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  the mix of the products and services sold and the channels through which those products and services are sold;

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  pricing or accounting changes; and

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  general economic conditions.

        As a strategic response to a changing competitive environment, we may elect from time to time to make certain pricing, service or marketing decisions that could have a material adverse effect on us. We believe that period-to-period comparisons of our operating results should not be relied upon as an indication of future performance. Due to all of the foregoing factors, it is possible that in some future quarter, our operating results will be below the expectations of public market analysts and investors. In such event, the price of our common stock would likely decline. We also believe that the price of our shares has been adversely affected, and may continue to be adversely affected, by short sales by unknown groups and by the involuntary listing of our shares in the unregulated Berlin Stock Exchange. The Berlin Stock Exchange is known to permit "naked shorts" and create an environment for the speculation in shares that is not permitted under U.S. law.

        We rely on significant customers, and if we fail to maintain and develop relationships with such customers, we might not generate revenues necessary to achieve our business objectives.    A significant portion of our revenues is generated by a limited number of customers. We expect that we will continue to depend on large contracts with a limited number of significant customers through the near future. This situation can cause our revenue and earnings to fluctuate between quarters based on the timing of contracts. Most of our customers have no obligation to purchase additional products or services from us.

        Park University elected not to renew its relationship with VCampus as of May 2004. Park University represented 25% of VCampus revenues in 2004 and 36% in 2003. In addition to the loss of the revenue from Park University, our ability to compete effectively in the higher education market space could be adversely impacted by the loss of this customer.

        If we fail to maintain and develop relationships with significant customers, we might not be able to generate revenues necessary to achieve our business objectives.

        System failures and capacity constraints could interfere with our efforts to attract customers and attain market acceptance of our products and services.    A key element of our strategy is to generate a high volume of online traffic to our products and services. Accordingly, the performance of our products and services is critical to our reputation, our ability to attract customers and attain market acceptance of our products and services. Any system failure that causes interruptions in the availability or increases response time of our products and services would result in less usage of our products and services and, especially if sustained or repeated, would reduce the attractiveness of our products and services. An increase in the volume of use of our products and services could strain the capacity of the software or hardware we use or the capacity of our network infrastructure, which could lead to slower response time. Any failure to expand the capacity of our hardware or network infrastructure on a timely basis or on commercially reasonably terms would reduce the attractiveness of our products and services. We also depend on web browsers and Internet service providers for access to their products and services, and users may experience difficulties due to system failures unrelated to our systems, products and services.

        If the security of information stored in and transmitted through computer systems of VCampus and its end-users is not adequately secured, we could incur significant liability and potential customers might be deterred from using our products and services.    We include in our products certain security protocols that operate in conjunction with encryption and authentication technology. Despite these technologies, our products may be vulnerable to break-ins and similar disruptive problems caused by online users. Such computer break-ins and other disruptions would jeopardize the security of information stored in and transmitted through our computer systems and the computer systems of end-users, which may result in significant liability for us and may also deter potential customers. For example, computer "hackers" could remove or alter portions of our online courseware. Persistent security problems continue to plague the Internet, the Web and other public and private data networks. Alleviating problems caused by third parties may require us to make significant expenditures of capital and other resources and may cause interruptions, delays or cessation of service to our customers and to us. Moreover, our security and privacy concerns and those of existing and potential customers, as well as concerns related to computer viruses, may inhibit the growth of the online marketplace generally, and our customer base and revenues in particular. We attempt to limit our liability to customers, including liability arising from a failure of the security features contained in our products, through contractual provisions limiting warranties and disallowing damages in excess of the price paid for the products and services purchased. However, these limitations might not be enforceable. We maintain liability insurance to protect against these risks however this insurance may be inadequate or may not apply in some situations.

        We might not be successful in responding to the changing market for our products and services.    The market for our products and services is evolving in response to recent developments relating to online technology. The market is characterized by evolving industry standards and customer demands and an increasing number of market entrants who have introduced or developed online products and services. It is difficult to predict the size and growth rate, if any, of this market. As is typical in the case of a rapidly evolving industry, demand and market acceptance for recently introduced products and services are subject to a high level of uncertainty. Our future success will depend in significant part on our ability to continue to improve the performance, features and reliability of our products and services in response to both evolving demands of the marketplace and competitive product offerings, and we cannot assure that we will be successful in developing, integrating or marketing such products or services. In addition, our new product and courseware releases may contain undetected errors that require significant design modifications, resulting in a loss of customer confidence.

        We might not be able to adequately protect our intellectual property rights.    We regard our copyrights, trademarks, trade dress, trade secrets and similar intellectual property as critical to our success, and we rely upon trademark and copyright law, trade secret protection and confidentiality and/or license agreements with our employees, customers, partners and others to protect our proprietary rights.

        We have had certain trademark applications denied and may have more denied in the future. We will continue to evaluate the need for registration of additional marks as appropriate. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or services or to obtain and use information that we regard as proprietary. In addition, the laws of some foreign countries do not protect proprietary rights to as great an extent as do the laws of the United States. Litigation may be necessary to protect our proprietary technology. Any such litigation may be time-consuming and costly, cause product release delays, require us to redesign our products or services or require us to enter into royalty or licensing agreements, any of which could have a material adverse effect upon us. For example, we were forced to pursue legal action during 2004 to prevent unauthorized use of the web address www. vcampus.us. These royalty or licensing agreements, if required, may not be available on terms acceptable to us or at all. Our means of protecting our proprietary rights might not be adequate and our competitors might independently develop similar technology, duplicate our products or services or design around patents or other intellectual property rights we have. In addition, distributing our products through online networks makes our software more susceptible than other software to unauthorized copying and use. For example, online delivery of our courseware makes it difficult to ensure that others comply with contractual restrictions, if any, as to the parties who may access such courseware. If, as a result of changing legal interpretations of liability for unauthorized use of our software or otherwise, users were to become less sensitive to avoiding copyright infringement, we might not be able to realize the full value of our intellectual property rights.

        Government regulation of business conducted on the Internet could decrease the demand for our products and services or increase our cost of doing business.    There are currently few laws or regulations that directly apply to activities on the Internet. We believe that we are not currently subject to direct regulation by any government agency in the United States, other than regulations that are generally applicable to all businesses. A number of legislative and regulatory proposals are under consideration by federal and state lawmakers and regulatory bodies and may be adopted with respect to the Internet and/or online delivery of course content. Some of the issues that these laws and regulations may cover include user privacy, pricing and characteristics and quality of products and services. The adoption of any such laws or regulations may decrease the growth of the Internet, which could in turn decrease the projected demand for our products and services or increase our cost of doing business. The applicability to the Internet of existing U.S. and international laws governing issues such as property ownership, copyright, trade secret, libel, taxation and personal privacy is uncertain and developing. Any new legislation or regulation, or application or interpretation of existing laws, could decrease online demand for our products and services or increase our costs.

        We could issue preferred stock and take other actions that might discourage third parties from acquiring us.     Our board of directors has the authority, without further action by the stockholders, to issue shares of preferred stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of such shares. In 2003, we successfully converted all outstanding shares of our preferred stock into common stock. The rights of the holders of the common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that we may issue in the future. Issuing preferred stock could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock, thereby delaying, deferring or preventing a change in control of our company. Furthermore, the preferred stock may have other rights, including economic rights, senior to our common stock, and as a result, issuing preferred stock could decrease the market value of our common stock.

        Certain provisions of our certificate of incorporation and our bylaws could make it more difficult for a third party to acquire, and could discourage a third party from attempting to acquire, control of VCampus. Some of them eliminate the right of stockholders to act by written consent and impose various procedural and other requirements which could make it more difficult for stockholders to undertake certain corporate actions. These provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock and may have the effect of delaying or preventing a change in control of VCampus. We may in the future adopt other measures that may have the effect of delaying, deferring or preventing a change in control of VCampus. Certain of these measures may be adopted without any further vote or action by the stockholders, although we have no present plans to adopt any such measures. We are also afforded the protections of Section 203 of the Delaware General Corporation Law, which could delay or prevent a change in control of VCampus, impede a merger, consolidation or other business combination involving our company or discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of VCampus.

        We might not be able to use net operating loss carryforwards.    As of December 31, 2004, we had net operating loss carryforwards for federal income tax purposes of approximately $65.0 million, which will expire at various dates through 2024. Our ability to use these net operating loss and credit carryforwards to offset future tax obligations, if any, may be limited by changes in ownership. Any limitation on the use of net operating loss carryforwards, to the extent it increases the amount of federal income tax that we must actually pay, may have an adverse impact on our financial condition.

        We do not presently anticipate paying cash dividends on our common stock.    We intend to retain all earnings, if any, for the foreseeable future for funding our business operations. Consequently, we do not anticipate paying any cash dividends on our common stock for the foreseeable future, which could deter some investors from seeking to acquire our common stock.

Where You Can Find More Information

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You should call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at "http:/www.sec.gov." Our Commission file number is 0-21421.

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to termination of this offering:

  1.
  Annual Report on Form 10-K for the year ended December 31, 2004;

  2.
  Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005;

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  Definitive Proxy on Schedule 14A filed on April 29, 2005;

  4.
  Current Reports on Form 8-K filed on January 1, March 31, April 4, May 2 and May 4, 2005; and

  5.
  The description of our common stock contained in our registration statements filed pursuant to Section 12 of the Exchange Act, as amended from time to time.

        You may request, and we will provide, a copy of these filings, at no cost to you, by writing or telephoning us at the following address:

VCampus Corporation
Investor Relations
1850 Centennial Park Drive, Suite 200
Reston, Virginia 20191
(703) 893-7800

        This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

Special Note Regarding Forward-Looking Statements

        Some of the statements contained in this report discuss our plans and strategies for our business and are "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act. The words "anticipates," "believes," "estimates," "expects," "plans," "intends" and similar expressions are meant to identify these statements as forward-looking statements, but they are not the exclusive means of identifying them. The forward-looking statements in this report reflect the current views of our management; however, various risks, uncertainties and contingencies could cause our actual results, performance or achievements to differ materially from those expressed or implied by these statements, including:

  •
  our history of losses and negative operating cash flows;

  •
  the uncertainties and risks we face relating to our Nasdaq SmallCap Market listing;

  •
  the large number of our shares eligible for future sale could have an adverse impact on the market price of our common stock;

  •
  our future capital needs and the uncertainty of additional funding;

  •
  our potential inability to compete effectively;

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  a developing market, rapid technological changes and new products;

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  our dependence on significant clients;

  •
  our substantial dependence on courseware and third-party courseware providers;

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  our substantial dependence on third-party relationships; and

  •
  changes in accounting methods or estimates underlying these methods.

        We assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. For a discussion of important risks of an investment in our common stock, including factors that could cause actual results to differ materially from results referred to in the forward-looking statements, see the "Risk Factors" section of this report. In light of the risks and uncertainties discussed in "Risk Factors" and elsewhere in this report, events referred to in forward-looking statements in this report might not occur.

Use of Proceeds

        We will not receive any of the proceeds from the sale of shares of the common stock offered by the selling stockholders. We are registering the shares for resale to provide the holders thereof with freely tradable securities, but the registration of such shares does not necessarily mean that any of such shares will be offered or sold by the holders thereof.

Selling Stockholders

        The shares offered under this prospectus may be sold from time to time for the account of the selling stockholders named in the following tables. The table below, which provides information regarding the shares of common stock issued or issuable in connection with our March 2005 private placement, contains information regarding each selling stockholder's beneficial ownership of shares of our common stock as of May 13, 2005 and as adjusted to give effect to the sale of the shares. As of May 13, 2005, we had 9,424,438 shares of common stock outstanding.

	Beneficial Ownership Prior To Offering		Beneficial Ownership After Offering(1)
Name	Number of Shares	Number of Shares To Be Sold(2)	Number of Shares	Percent of Class
Andrew J. Fingerhut	46,012	103,527	0	*
Michael L Gruber, MD	74,126	67,500	6,626	*
David & Lesley Holzer, JT WROS	158,300	56,250	133,300	1.4%
Investment Strategies Fund LP(3)	125,000	281,250	0	*
Sandra F. Pessin	376,000(4)	450,000	176,000(4)	1.9%
Joseph Stein, Jr.	10,000	22,500	0	*
Charles Fabrikant	10,000	22,500	0	*
George Asch	10,000	22,500	0	*
Kingsbridge Capital LTD(5)	95,000	146,250	0	*
Walter Harrison, III	120,000	90,000	80,000	*
Paul A. Packer	110,066(6)	56,250	85,066(6)	*
Richard A. Bruno	25,000	56,250	0	*
Jennifer Holzer(7)	10,183	10,183	0	*
Joshua Holzer(7)	10,183	10,183	0	*
Douglas Holzer(7)	10,184	10,184	0	*

Totals:	1,190,054	1,405,327	480,992	5.1%

*
Less than one percent

(1)
Assumes the sale of all the shares offered hereby. This registration statement also shall cover any additional shares of common stock which become issuable in connection with the shares registered for resale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the outstanding shares of our common stock.

(2)
With respect to each selling stockholder (except as otherwise disclosed in these footnotes), the shares to be sold consist of a combination of (i) shares of outstanding common stock, and (ii) shares of common stock issuable upon exercise of outstanding warrants.

(3)
This selling stockholder is controlled by Matthew Shefler.

(4)
Includes 176,000 shares of outstanding common stock held by the selling stockholder's spouse.

(5)
This selling stockholder is controlled by Adam Gurney and Valentine O'Donoghue.

(6)
Includes 76,500 shares of outstanding common stock held by Globis Capital Partners, LP. The selling stockholder is the general partner of Globis Capital Partners, LP and has sole voting over the shares held by Globis Capital Partners, LP.

(7)
With respect to this selling stockholder, the shares to be sold consist solely of shares of outstanding common stock originally issued as payment of a finder's fee in connection with our March 2005 private placement and assigned to the selling stockholder.

        In connection with our $995,950 private placement in March 2005, we issued the following securities to the selling stockholders: 611,012 shares of our common stock and (ii) warrants to purchase a total of 763,765 shares of our common stock. In connection with this March 2005 private placement we also issued 30,550 shares of our common stock as payment of a finder's fee. We agreed to register for resale all of the foregoing shares, and to pay substantially all of the expenses of offering them under this prospectus.

Plan of Distribution

        The selling stockholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

  •
  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

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  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  •
  an exchange distribution in accordance with the rules of the applicable exchange;

  •
  privately negotiated transactions;

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  short sales;

  •
  broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

  •
  a combination of any such methods of sale; and

  •
  any other method permitted pursuant to applicable law.

        The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

        Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

        In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers.

        The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell these shares from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors-in-interest as selling stockholders under this prospectus.

        Upon our being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus.

        The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholders has represented and warranted to us that at the time of its purchase of the common stock to be resold hereunder, it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

        Neither we nor the selling stockholders can presently estimate the amount of such compensation. We know of no existing arrangements between any selling stockholders, any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares.

        To our knowledge, based on inquiry, we understand that two of the selling stockholders, consisting of Walter Harrison, III and Joseph Stein, Jr., are affiliates of a broker-dealer. Each of them has advised us that they purchased or acquired the shares in the ordinary course of business and that at the time of the purchase of the shares to be resold hereunder, they had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

        We are required to pay all fees and expenses incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

        We have advised the selling stockholders that during such time as they may be engaged in a distribution of the shares included in this prospectus they are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. With certain exceptions, Regulation M precludes the selling stockholders, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered hereby.

        Our obligation to register, or maintain, a registration statement governing the shares registered for resale hereunder will terminate: (1) if all the shares have been registered and sold pursuant to registrations effected pursuant to the Registration Rights Agreement between the original holders and us, (2) with respect to any particular selling stockholder, at such time as all shares held by such selling stockholder may be sold within a three-month period under Rule 144, either because the selling stockholder holds 1% or less of our then outstanding common stock or because the selling stockholder can sell all of its shares under Rule 144(k) without volume or time limitations, or (3) two years from the closing date.

Experts

        The consolidated financial statements of VCampus Corporation at December 31, 2004, and for each of the two years in the period ended December 31, 2004, incorporated in this Prospectus and Registration Statement by reference to the Annual Report on Form 10-K of VCampus Corporation for the year ended December 31, 2004, have been audited by Reznick Group, P.C., independent registered public accounting firm, and at December 31, 2002, and the year then ended, by Ernst & Young LLP, independent registered public accounting firm, as set forth in their respective reports thereon, incorporated by reference to the Annual Report on Form 10-K of VCampus Corporation for the year ended December 31, 2004, and have been so incorporated in reliance upon such reports given on the authority of such firms as experts in auditing and accounting.

Legal Matters

        The validity of the issuance of the shares of common stock offered hereby will be passed upon for us by Wyrick Robbins Yates & Ponton LLP, Raleigh, North Carolina. As of the date of this prospectus, partners of that firm beneficially owned approximately 284 shares of our common stock.

        No one (including any salesman or broker) is authorized to provide oral or written information about this offering that is not included in this prospectus.

1,405,327 SHARES

VCAMPUS CORPORATION

Common Stock

PROSPECTUS

May 31, 2005

QuickLinks

Prospectus Summary
RISK FACTORS
Where You Can Find More Information
Special Note Regarding Forward-Looking Statements
Use of Proceeds
Selling Stockholders
Plan of Distribution
Experts
Legal Matters
TABLE OF CONTENTS